Exhibit 10.15

CF Principal Investments LLC

499 Park Avenue

New York, NY 10022

SoundHound AI, Inc.

5400 Betsy Ross Drive

Santa Clara, CA 95054

Attention: Chief Financial Officer

November 22, 2022

Ladies and Gentlemen:

Reference is made to the Common Stock Purchase Agreement dated as of August 16, 2022 (the “Purchase Agreement”) by and between CF Principal Investments LLC, a Delaware limited liability company (the “Investor), and SoundHound AI, Inc., a Delaware corporation (the “Company”) and that certain letter agreement dated as of August 16, 2022 by and between the Investor and the Company (the “Original Letter Agreement”). Capitalized terms used in this letter agreement without definition have the meanings ascribed to them in the Purchase Agreement.

Notwithstanding anything to the contrary set forth in the Purchase Agreement, each of the Investor and the Company hereby agree as follows:

1. The Original Letter Agreement is null and void, and replaced in its entirety by this letter agreement.

2. Section 10.1(ii) of the Purchase Agreement shall be considered to read as follows:

“In consideration for the Investor’s execution and delivery of this Agreement, the Company shall issue to the Investor the Upfront Commitment Fee on the Commencement Date, by transfer of the Commitment Shares to an account designated by the Investor, and will provide Investor, not later than 4:00 P.M. New York City time on the Trading Date immediately prior to the Commencement Date, one or more book-entry statement(s) representing the Commitment Shares in the name of the Investor or its designee.

If, on the 121st day after the Commencement Date (the “True -Up Settlement Date”), the proceeds of the resale of Commitment Shares by the Investor is less than $1,000,000, then the Company agrees to promptly, upon presentation of an invoice and reasonable supporting documentation, pay the Investor the difference between $1,000,000 and the net proceeds of the resale of the Commitment Shares received by the Investor (the “Make-Whole Fee”), provided in each case, that any Commitment Shares that are unsold by the Investor on the True-Up Settlement Date shall be presumed for such purposes to have been sold by the Investor at the closing price on the trading day immediately prior to the True-Up Settlement Date; and provided further that if following the Commencement, the Registration Statement is not effective for any reason, the True-Up Settlement Date shall be delayed by the number of days in which the Registration Statement is not available to facilitate resales by the Investor.

Any Make-Whole Fee payable to the Investor in accordance with this Section 10.1(ii) may, at the election of the Company, be paid in (i) cash or (ii) a number of shares of Common Stock equal to such Make-Whole Fee divided by the closing price of the Common Stock on the Principal Market on the Trading Date immediately preceding the Settlement Date.

3. The Investor and the Company agree that notwithstanding Section 7.2(i) of the Purchase Agreement, the Upfront Commitment Fee shall not be payable in the event that (i) the Commencement does not occur due to the failure of the condition in Section 7.2(xx) of the Purchase Agreement or (ii) notwithstanding compliance with the provisions of the Registration Rights Agreement, dated as of August 16, 2022, between the Investor and the Company, the Registration Statement is not declared effective by the Commission within 180 days of the initial filing of the Registration Statement by the Company.

4. The Investor and the Company agree that either party has the right to terminate the Purchase Agreement in the event of either paragraph 3(i) or (ii) above.

5. This letter agreement will be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

6. This letter agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., will be considered due execution and will be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

Each of the Investor and the Company further agree that all other terms and conditions of the Purchase Agreement remain in full force and effect and the Purchase Agreement will be read and construed as if the terms of this letter agreement were included therein by way of addition or substitution, as the case may be. In the event of a conflict between the terms and provisions of the Purchase Agreement and this letter agreement, the provisions of this letter agreement will govern. To evidence your agreement with the foregoing, please sign and return a copy of this letter agreement to our attention as provided in the Purchase Agreement.

CF PRINCIPAL INVESTMENTS LLC

By:	/s/ Steven Bisgay
Name:	/s/ Steven Bisgay
Title:	Executive Managing Director

ACCEPTED as of the date first-above written:

SOUNDHOUND AI, INC.

By:	/s/ Keyvan Mohajer
Name:	Keyvan Mohajer
Title:	CEO

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